UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2016

MICROSEMI CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-8866	95-2110371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Enterprise, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code
(949) 380-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Item 8.01     Other Events.
On July 26, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of Microsemi Corporation (the “Company”) approved a long-term incentive equity award for James J. Peterson, the Company’s Chief Executive Officer, with performance-based vesting conditions tied to achieving Company common stock values of $50.00, $60.00 and $70.00 per share within five years. In approving the grant, the Committee’s intent is that Mr. Peterson will not receive an additional long-term incentive equity award from the Company in 2016 or 2017.
The stock price-based vesting levels of $50.00, $60.00 and $70.00 are all significantly higher than the highest trading price for a share of Company common stock ever reported on the NASDAQ stock market ($39.56) and are approximately 38%, 65% and 93%, respectively, greater than the closing price for a share of Company common stock on the NASDAQ stock market on July 26, 2016 ($36.30).

The following summary of Mr. Peterson’s award is qualified in its entirety by the provisions of the agreement that evidences the award (the “Award Agreement”), the form of which is filed as Exhibit 10.1 hereto and incorporated herein by this reference.
Mr. Peterson’s award consists of 1,000,000 restricted stock units (“RSUs”) awarded under the Company’s 2008 Performance Incentive Plan. Under the Award Agreement, the vesting of the RSUs is contingent on the Company’s stock price achieving specified levels during the five-year period after the date of grant of the award (the “performance period”) as follows:

Stock Price Level	Percentage of Total Award That Vests
$50.00	25%
$60.00	50%
$70.00	25%
For a stock price level to be considered achieved, the closing price of the Company’s common stock (together with any dividends paid on a share of the Company’s stock after the grant date of the award) must equal or exceed that level for a period of at least 20 consecutive trading days. A stock price level will also be considered achieved if, during the performance period, a change in control of the Company occurs after which the Company does not survive as a public company (a “Sale of the Company”) and the per-share price of the Company’s common stock in the Sale of the Company (together with any dividends paid on a share of the Company’s stock after the grant date of the award) equals or exceeds that level. In each case, the vesting of the award is subject to Mr. Peterson’s continued employment with the Company through the date the applicable stock price level is met.
The award is also eligible to vest in connection with certain “acceleration events” as described below. If, during the first year of the performance period, an acceleration event occurs and the award has not yet vested as to at least 160,000 RSUs, the award will accelerate on the event to the extent necessary so that 160,000 RSUs are vested on the event. If an acceleration event occurs during the performance period but after the first year of the performance period and the award has not yet vested as to at least 320,000 RSUs, the award will generally accelerate on the event to the extent necessary so that 320,000 RSUs are vested on the event. If, however, an acceleration event occurs during the performance period but after the first year of the performance period, the award has not yet vested as to at least 500,000 RSUs and the average closing price of the Company’s common stock for the period of 20 consecutive trading days ending with the date of the acceleration event (or, in the case of an acceleration event that is a Sale of the Company, the per-share sale price of the Company’s stock, and in each case together with any dividends paid on a share of the Company’s stock after the grant date) equals or exceeds $50.00, the award will accelerate on the event to the extent necessary so that 500,000 RSUs are vested on the event. For these purposes, an “acceleration event” is either a change in control of the Company (whether or not the transaction constitutes a Sale of the Company) or a termination of Mr. Peterson’s employment by the Company without cause, by Mr. Peterson for good reason or as a result of Mr. Peterson’s death or disability (as such terms are defined in the Award Agreement). In no event will the award vest as to more than 100% of the RSUs subject to the award (with the RSUs under the award being subject in each case to customary adjustments for stock splits and similar events).
The foregoing summary has been included solely to provide investors and security holders with information regarding the terms of the Award Agreement and is not intended to provide any other factual information about the Company or its expected stock performance. Investors and security holders should not rely on the performance criteria in the Award Agreement as characterizations of the actual or expected future performance of the Company’s stock, which is subject to a number of uncertainties and other factors, including without limitation those risks and uncertainties detailed in the Company’s Annual Report on Form 10-K for the year ended September 27, 2015 and all subsequent Form 10-Q reports filed by the Company with the U.S. Securities and Exchange Commission.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Performance Stock Unit Award Agreement dated July 26, 2016 between James J. Peterson and Microsemi Corporation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROSEMI CORPORATION (Registrant)

July 27, 2016	By:	/s/ John W. Hohener
John W. Hohener Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Performance Stock Unit Award Agreement dated July 26, 2016 between James J. Peterson and Microsemi Corporation